ARMOUR RESIDENTIAL REIT, INC. REPORTS Q2 2015 CORE INCOME OF $47.7 MILLION

VERO BEACH, Fla. - July 29, 2015 -- ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA, and ARR PrB) (“ARMOUR” or the “Company”) today announced financial results for the quarter ended June 30, 2015.

Q2 2015 Highlights and Financial Information

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Q2 2015 Core Income, including drop income (as defined below), of $47.7 million, or $0.12 per Common share, which represents an 11.51% return on stockholders' equity at the beginning of the quarter and exceeds dividends paid in the quarter.

•	Estimated taxable Real Estate Investment Trust (“REIT”) income of approximately $38.4 million

•	Q2 2015 Generally Accepted Accounting Principles (“GAAP”) net income of approximately $198.0 million or $0.55 per Common share

•	Stockholders’ equity as of June 30, 2015, was approximately $1.59 billion or $3.96 per Common share

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June 30, 2015 “leverage” (debt to stockholders’ equity) was 8.46 to 1 (9.05 to 1, including (“to-be-announced”) TBA Agency Securities purchased forward and excluding debt related to forward settling sales)

•	Liquidity as of June 30, 2015, consisting of cash and unpledged securities, of approximately $885.0 million, or 55.77% of stockholders' equity

•	Q2 2015 average yield on assets of 2.60% and average net interest margin of 1.36%

•	Q2 2015 annualized average principal repayment rate (CPR) of 8.11%

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Commencing August 3, 2015, with the effectiveness of the previously announced Reverse Stock Split, a total of 9 million Common shares will be authorized for repurchase under the program, which represents an approximately 71% increase compared to today's remaining authorization.

•	Stock outstanding as of June 30, 2015:
Common - 350,271,160 shares (approximately 43,750,000 after Reverse Stock Split)
Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) - 2,180,572 shares
Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”)- 5,650,000 shares

•	Q2 2015 weighted average diluted Common shares were 352,175,000

•	On July 7, 2015, ARMOUR's wholly owned insurance subsidiary, SABRE Business Insurance LLC, became a member of the Federal Home Loan Bank of Des Moines.

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Additional updated information on the Company’s investment, financing and hedge positions can be found in ARMOUR Residential REIT, Inc.’s most recent “Company Update.” ARMOUR posts unaudited and unreviewed Company Updates each month on www.armourreit.com

Q2 2015 Results

Core Income, Including Drop Income
Core Income, including drop income, for the quarter ended June 30, 2015, was approximately $47.7 million. “Core Income” represents a non-GAAP measure and is defined as net income excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and U.S. Treasury Securities and certain non-recurring expenses, inclusive of dollar roll income. Core Income may differ from GAAP net income, which includes the unrealized gains or losses of

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ARMOUR Residential REIT, Inc. Reports Q2 2015 Core Income of $47.7 million

July 29, 2015

the Company’s derivative instruments and the gains or losses on Agency Securities and U.S. Treasury Securities.

The Company entered into TBA dollar roll transactions that generate “drop income”. Drop income is defined as the difference in price between two TBA contracts with the same terms but different settlement dates. Drop income is the economic equivalent of the assumed net interest spread (yield less financing costs) and is calculated as the difference between the spot price for regular settlement and the forward settlement price on trade date.

Estimated Taxable REIT Income
Estimated taxable REIT income for the quarter ended June 30, 2015, was approximately $38.4 million. The Company distributes dividends based on its estimate of net taxable earnings and drop income, not based on net income calculated in accordance with GAAP. Taxable REIT income and GAAP net income will generally differ primarily because of the non-taxable unrealized changes in the value of the Company’s derivatives, which the Company uses as economic hedges, and other than temporary impairment of Agency Securities to be sold in later periods. These gains/losses on derivatives are included in GAAP net income, whereas valuation changes are not included in taxable income.

GAAP Net Income (Loss)
For the purposes of computing GAAP net income (loss), the change in fair value of the Company’s derivatives is reflected in current period net income, while the change in fair value of its Agency Securities is reflected in its statement of comprehensive income (loss). GAAP net income for Q2 2015 was approximately $198.0 million, including unrealized gains and realized losses on derivatives of $194.5 million and $(60.0) million, respectively.

Dividends
The Company paid dividends of $0.04 per Common share of record for each month of Q2 2015, resulting in payments to Common stockholders of approximately $42.3 million. The Company also paid monthly dividends in Q2 2015 of $0.171875 per outstanding share of 8.250% Series A Cumulative Redeemable Preferred Stock and $0.1640625 per outstanding share of 7.875% Series B Cumulative Redeemable Preferred Stock, resulting in payments to preferred stockholders of an aggregate of approximately $3.9 million. The Company’s taxable REIT income and dividend requirements to maintain REIT status are determined on an annual basis. Dividends in excess of taxable REIT income for the year will generally be treated as non-taxable return of capital to Common stockholders. The Company's REIT dividend requirements are based on the amount of ordinary taxable income. Realized capital losses do not affect the amount of the Company’s ordinary taxable income, but will generally be available to offset capital gains realized primarily through 2018.

Per Share Amounts
Per Common share amounts are net of applicable Preferred Stock dividends and liquidation preferences. The denominators used to calculate per Common share amounts for the quarter ended June 30, 2015, reflect, to the extent dilutive, the effects of 0.8 million unvested stock awards.

Portfolio
As of June 30, 2015, the Company’s portfolio consisted of Fannie Mae, Freddie Mac and Ginnie Mae mortgage securities, substantially all of which are fixed rate securities, and was valued at $13.8 billion on a trade date basis. The Company also had $1.6 billion of TBA dollar roll transactions open at June 30, 2015. During Q2

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ARMOUR Residential REIT, Inc. Reports Q2 2015 Core Income of $47.7 million

July 29, 2015

2015, the annualized yield on average assets was 2.60%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.24%, resulting in a net interest spread of 1.36% for Q2 2015. During Q2 2015, the Company sold approximately $1.4 billion of Agency Securities, resulting in losses of approximately $(5.1) million.

Portfolio Financing, Leverage and Interest Rate Hedges
As of June 30, 2015, the Company financed its portfolio with approximately $13.4 billion of borrowings under repurchase agreements including funding for $0.8 of receivables for unsettled Agency Security sales. The Company’s leverage ratio as of June 30, 2015, was 8.46 to 1 (9.05 to 1 including TBA Agency Securities purchased forward and excluding debt related to forward settling sales). As of June 30, 2015, the Company’s liquidity totaled approximately $885.0 million, consisting of approximately $363.2 million of cash and equivalents, plus approximately $521.8 million of unpledged Agency Securities (including Agency Securities received as collateral).

As of June 30, 2015, the Company’s repurchase agreements had a weighted-average maturity of approximately 52 days. The Company had a notional amount of approximately $12.7 billion (of which $6.4 billion become effective within 12 months) of various maturities of interest rate swap contracts with a weighted average swap rate of 1.73%.

Regulation G Reconciliation
Taxable REIT income is calculated according to the requirements of the Internal Revenue Code (“the Code”) rather than GAAP. The Company plans to timely distribute at least 90% of its taxable REIT income in order to maintain its tax qualification as a REIT under the Code. The Company believes that taxable REIT income is useful to investors because taxable REIT income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. Core Income also excludes gains and losses on security sales. However, because taxable REIT income and Core Income are incomplete measures of the Company’s financial performance and involve differences from net income computed in accordance with GAAP, taxable REIT income and Core income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance.

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ARMOUR Residential REIT, Inc. Reports Q2 2015 Core Income of $47.7 million

July 29, 2015

The following table reconciles the Company’s results from operations to Core Income and estimated taxable REIT income for the quarter ended June 30, 2015:

Quarter Ended June 30, 2015
(in thousands)
GAAP net income	$198,018
Book to tax differences:
Changes in interest rate contracts	(163,416)
Loss on security sales	5,051
Amortization of deferred hedging costs	(1,216)
Other	4
Estimated taxable REIT income	38,441
TBA drop income	9,282
Core Income	$47,723

One-For-Eight Reverse Stock Split of Common Stock
As previously reported, the Company's Board of Directors approved a reverse stock split of ARMOUR's outstanding shares of Common stock at a ratio of one-for-eight (the “Reverse Stock Split”). The Reverse Stock Split is scheduled to take effect at about 5:00 p.m. Eastern Time on July 31, 2015 (the “Effective Time”). At the Effective Time, every eight issued and outstanding shares of Common stock will be converted into one share of Common stock, and as a result, the number of outstanding shares of Common stock will be reduced from approximately 350,000,000 to approximately 43,750,000. At the Effective Time, the number of authorized shares of Common stock will also be reduced, on a one-for-eight basis, from 1,000,000,000 to 125,000,000. The par value of each share of Common stock will remain unchanged. Trading in our Common stock on a split adjusted basis is expected to begin at the market open on August 3, 2015. ARMOUR's Common stock will continue trading on the NYSE under the symbol “ARR” but will be assigned a new CUSIP number.

No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined on the basis of the average closing price of ARMOUR's common stock on the NYSE for the three consecutive trading days ending on July 31, 2015. The Reverse Stock Split will apply to all of ARMOUR's authorized and outstanding shares of Common stock as of the Effective Time. The Reverse Stock Split doesn't affect ARMOUR's Series A Preferred Stock or Series B Preferred Stock.

Common Stock
During Q2 2015, the Company repurchased 2,200,157 shares of Common stock pursuant to its Common stock repurchase program at a weighted average cost of $3.04 and also issued 13,825 shares of Common stock under its dividend reinvestment plan at a weighted average price of $3.03 per share. As of June 30, 2015, there were 350,271,160 Common shares outstanding. The per share amounts above do not reflect the effect of the Reverse Stock Split to be effective after July 31, 2015.

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ARMOUR Residential REIT, Inc. Reports Q2 2015 Core Income of $47.7 million

July 29, 2015

The Company's Board of Directors also authorized an approximately 71% increase in the Common stock repurchase program compared to today's remaining authorization. Commencing August 3, 2015, with the effectiveness of the Reverse Stock Split, a total of 9 million Common shares will be authorized for repurchase under the program.

Preferred Stock
As of June 30, 2015, there were 2,180,572 shares of 8.250% Series A Cumulative Redeemable Preferred Stock and 5,650,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock outstanding.

Federal Home Loan Bank Membership
On July 7, 2015, ARMOUR's wholly-owned insurance subsidiary, SABRE Business Insurance LLC, became a member of the Federal Home Loan Bank of Des Moines.

Conference Call
As previously announced, the Company will provide an online, real-time webcast of its conference call with equity analysts covering Q2 2015 operating results on Thursday, July 30, 2015, at 9:30 a.m. (Eastern Time). The live broadcast will be available online and can be accessed at https://www.webcaster4.com/Webcast/Page/896/9830. To monitor the live webcast, please visit the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online replay of the event will be available on the Company’s website at www.armourreit.com and continue for one year.

ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate, hybrid adjustable rate and adjustable rate residential mortgage backed securities. These securities are issued or guaranteed by U.S. Government-sponsored entities and Ginnie Mae. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
ARMOUR Residential REIT, Inc. intends to qualify and has elected to be taxed as a REIT under the Code for U.S. federal income tax purposes.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-
looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

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ARMOUR Residential REIT, Inc. Reports Q2 2015 Core Income of $47.7 million

July 29, 2015

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT:     investors@armourreit.com
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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